UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2026 (August 3, 2026)

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway,

New York, New York , 10019

(Address of principal executive offices, including zip code)

(212) 275-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	WMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

The Company has presented below certain preliminary estimated financial information as of and for the three months ended June 30, 2026 based on currently available information. The Company has not finalized its results for the periods presented below. The preliminary estimated financial information presented below as of and for the three months ended June 30, 2026 is unaudited. Further, KPMG LLP, the Company’s independent public accounting firm, has not performed any procedures with respect to the preliminary estimated financial information contained below as of and for the three months ended June 30, 2026, nor have they expressed any opinion or other form of assurance on such preliminary estimated financial information or its achievability. These preliminary estimates should not be regarded as a representation by the Company as to its actual financial results for the periods presented below as of and for the three months ended June 30, 2026. The preliminary estimated financial information presented below is inherently uncertain, is subject to change as the Company completes its closing procedures and review, and the Company’s actual financial results may materially differ from such preliminary estimates.

For the three months ended June 30, 2026, consolidated revenue is estimated to have increased 10% (or 9% in constant currency) to approximately $1,864 million from $1,689 million for the three months ended June 30, 2025. Recorded Music revenue, prior to intersegment eliminations, is estimated to have increased 10% (or 9% in constant currency) to approximately $1,488 million from $1,354 million for the three months ended June 30, 2025, and Music Publishing revenue, prior to intersegment eliminations, is estimated to have increased 12% (or 11% in constant currency) to approximately $377 million from $336 million for the three months ended June 30, 2025.

For the three months ended June 30, 2026, consolidated digital revenue is estimated to have increased 11% (or 9% in constant currency) to approximately $1,251 million from $1,132 million for the three months ended June 30, 2025. Recorded Music streaming revenue is estimated to have increased 12% (or 10% in constant currency) to approximately $1,001 million from $895 million for the three months ended June 30, 2025. Recorded Music streaming revenue reflects growth in subscription revenue of 12% (or 11% in constant currency) and in ad-supported revenue of 10% (or 8% in constant currency). Music Publishing digital revenue is estimated to have increased 15% (same in constant currency) to approximately $235 million from $204 million for the three months ended June 30, 2025.

Operating income is estimated to have increased 80% to approximately $305 million for the three months ended June 30, 2026, from $169 million for the three months ended June 30, 2025. Adjusted OIBDA is estimated to have increased 16% (or 15% in constant currency) to approximately $433 million for the three months ended June 30, 2026, from $373 million for the three months ended June 30, 2025, with the period over period increase primarily attributable to strong operating performance in the quarter and savings from the Company’s restructuring plans.

EPS is estimated to have been approximately $0.39 for the three months ended June 30, 2026, compared to ($0.03) for the three months ended June 30, 2025. Adjusted EPS is estimated to have been approximately $0.51 for the three months ended June 30, 2026, compared to $0.42 for the three months ended June 30, 2025.

Cash and cash equivalents are estimated as of June 30, 2026 to have been approximately $618 million. Total consolidated indebtedness is estimated as of June 30, 2026 to have been approximately $4,710 million, which includes non-recourse indebtedness of $666 million. For the three months ended June 30, 2026, cash provided by operating activities is estimated to have increased $96 million or 209%, to approximately $142 million from $46 million for the three months ended June 30, 2025. The increase was largely a result of strong operating performance.

The Company reiterates its commitment to delivering on its financial targets of high-single-digit consolidated revenue growth, double-digit Adjusted OIBDA and Adjusted EPS growth and 50-60% operating cash flow conversion. The Company expects to deliver an Adjusted OIBDA margin increase versus the prior year at the high end of its 150-200 basis point financial target for the twelve months ended September 30, 2026.

Adjusted OIBDA and Adjusted EPS are non-GAAP measures. See the disclosure set forth below for additional information about these non-GAAP measures.

Adjusted OIBDA

We allocate resources and evaluate performance based on several factors, including Adjusted OIBDA. We define Adjusted OIBDA as operating income (loss) adjusted to exclude the following items: (i) non-cash depreciation of tangible assets, (ii) non-cash amortization of intangible assets, (iii) non-cash stock-based compensation and other related expenses, (iv) gains or losses on divestitures, (v) expenses related to restructuring and transformation initiatives, which include costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, and (vi) executive transition costs. Items excluded are not viewed to contribute directly to management’s evaluation of operating results. We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.

Adjusted Net Income and Adjusted EPS

We define Adjusted Net Income as net income (loss) attributable to Warner Music Group Corp. adjusted to exclude the following items: (i) non-cash amortization of intangible assets, (ii) expenses related to restructuring and transformation initiatives, which include costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, (iii) gains or losses on divestitures, (iv) non-cash stock-based compensation, (v) loss on extinguishment of debt, and (vi) other (income) expenses. These exclusions are then further adjusted to account for tax effects. Adjusted Net Income should be considered in addition to, not as a substitute for, net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with U.S. GAAP. We use Adjusted Net Income to calculate Adjusted Earnings (Loss) Per Share (“EPS”), which we define as Adjusted Net Income divided by the basic weighted-average shares outstanding for the period. Our definition of Adjusted Net Income and Adjusted EPS may differ from similarly titled measures used by other companies.

Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three Months Ended June 30, 2026 versus June 30, 2025

(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Net income (loss) attributable to Warner Music Group Corp.	$204	$(16)	—%
Income attributable to noncontrolling interest	(4)	—	—%

Net income (loss)	$200	$(16)	—%
Income tax expense	67	5	—%

Income including income taxes	$267	$(11)	—%
Other (income) expense, net	(11)	137	—%
Interest expense, net	49	43	14%

Operating income	$305	$169	80%
Amortization expense	78	67	16%
Depreciation expense	33	29	14%
Restructuring and impairments	7	69	-90%
Transformation initiative costs	10	19	-47%
Executive transition costs	—	4	-100%
Non-cash stock-based compensation and other related costs	—	16	-100%

Adjusted OIBDA	$433	$373	16%

Operating income margin	16.4%	10.0%
Adjusted OIBDA margin	23.2%	22.1%

Net income (loss) attributable to Warner Music Group Corp.	$204	$(16)	—%
Less: Net income attributable to participating securities	(1)	—	—%

Net income (loss) attributable to common shareholders	$203	$(16)	—%
Amortization expense	78	67	16%
Restructuring and impairments	7	69	-90%
Transformation initiative costs	10	19	-47%
Executive transition costs	—	4	-100%
Non-cash stock-based compensation and other related costs	—	16	-100%
Other (income) expense, net	(11)	137	—%
Tax impact (a)	(21)	(76)	-72%

Adjusted Net Income	$266	$220	21%

Weighted Avg Shares Outstanding - Class A - Basic	146,297	145,878
Weighted Avg Shares Outstanding - Class B - Basic	375,380	375,380
Unadjusted (GAAP) EPS - Class A - Basic	$0.39	$(0.03)
Adjusted EPS - Class A - Basic	$0.51	$0.42

a) Represents the tax effect of the adjustments to reflect corporate income taxes at assumed effective tax rates of 25% and 24% for the three months ended June 30, 2026 and June 30, 2025, respectively.

Constant Currency

Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended June 30, 2026 versus June 30, 2025

As Reported and Constant Currency

(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	For the Three Months Ended June 30, 2025	% Change
	As reported (unaudited)	As reported (unaudited)	Constant (unaudited)	Constant (unaudited)
Revenue by Segment:
Recorded Music
Digital	$1,016	$929	$943	8%

Total Recorded Music	$1,488	$1,354	$1,367	9%
Music Publishing
Digital	235	204	204	15%

Total Music Publishing	$377	$336	$340	11%
Intersegment eliminations	(1)	(1)	(2)	-50%

Total Revenue	$1,864	$1,689	$1,705	9%

Total Digital Revenue	$1,251	$1,132	$1,147	9%

Warner Music Group Corp. - Adjusted OIBDA by Segment, Three Months Ended June 30, 2026 versus June 30, 2025

As Reported and Constant Currency

(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	For the Three Months Ended June 30, 2025	Change %
	As reported (unaudited)	As reported (unaudited)	Constant (unaudited)	Constant (unaudited)
Total WMG Adjusted OIBDA	$433	$373	$378	15%

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This Form 8-K includes forward-looking statements that reflect the current views of the Company about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Item 7.01.	Regulation FD Disclosure.

The Company also announced that it will now release its financial results on Wednesday, August 5, 2026, for the third quarter ended June 30, 2026, and will hold an earnings conference call that afternoon at 4:30 p.m. ET. Additional details regarding the earnings conference call are provided in the press release filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 3, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warner Music Group Corp.

Date: August 3, 2026	By:	/s/ Paul Robinson
Paul Robinson Executive Vice President and General Counsel